Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use, in the Form 8-K/A filed on February 19, 2004, for Ocean Ventures Inc., of our report dated January 23, 2004 relating to the August 31, 2003 financial statements of Digital Youth Network Inc., which appears in such Form.

/s/ Amisano Hanson
Amisano Hanson, Chartered Accountants

Vancouver, BC, Canada
February 19, 2004